EXHIBIT 10.4

AMENDMENT NO. 2
TO THE
MOLINA HEALTHCARE, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN (2013)

WHEREAS, Molina Healthcare, Inc., a Delaware corporation (“Company”), has previously adopted the Molina Healthcare, Inc. Amended and Restated Deferred Compensation Plan (2013), as amended by Amendment No. 1 to the Amended and Restated Deferred Compensation Plan executed on November 14, 2013 (the “Plan”) for the benefit of a select group of employees of the Company;

WHEREAS, the Company desires to amend the Plan to remove the requirement that a participant’s written deferral election remain in effect for subsequent plan years and replace in its stead that a participant must provide a written deferral election for each plan year;

WHEREAS, Section 7.1 of the Plan permits the Company to amend the Plan; and

WHEREAS, the Board of Directors of the Company has approved this Amendment and authorized and directed the appropriate officers of the Company to execute this Amendment and to take such other actions as they deem necessary or appropriate to implement this Amendment.

NOW, THEREFORE, the Plan is amended as follows effective as of October 29, 2014:

1.	Section 2.3.b. is deleted in its entirety and replaced in its stead with the following:

b.
A Participant must provide a separate Written Election for each subsequent Plan Year that specifies the dollar amount or percentage of Plan Year Compensation that Participant has determined to defer for each such Plan Year. Such Written Election is only effective for the Plan Year for which the election is made and if no Written Election to defer Plan Year Compensation is executed in relation to a subsequent Plan Year, no Plan Year Compensation will be deferred for such subsequent Plan Year. Any election of the amount of Plan Year Compensation to defer for a given Plan Year shall be irrevocable on and after the first day of the Plan Year for which the election was made.

c.
A Participant may change the investment vehicle(s) in which he desires to have that portion of his Account attributable to Plan Year Compensation and investment income invested and the percentage of his Account allocated to each investment vehicle by completing and submitting any form or forms required by the Company. Changes in investment vehicle(s) will be made as of the last business day of each month. The Participant must submit the completed form or forms with the requested changes to the Trustee on or before the twenty-fifth (25th) day of the current month (or the last business day immediately preceding the twenty-fifth of the month) for the changes to be made by the last business day of the current month. Changes requested on forms submitted after the twenty-fifth (25th) day of the current month will be made on the last business day of the following month.

EXHIBIT 10.4

d.
Notwithstanding the foregoing, the Trustee shall, at the direction of the Plan Committee, have the duty and authority to invest the trust assets and funds in accordance with the terms of the Trust Agreement, and all rights associated with the trust assets shall be exercised by the Trustee as designated by the Plan Committee and shall in no event be exercisable by or be settled upon Participants or their Beneficiaries.

e.	Participant may change the date or form of distribution by submitting a new Written Election to the Company, provided that the following conditions are met:

i.	That such election may not take effect until at least twelve (12) months after the date on which the election is made;

ii.
In the case of an election related to a payment other than a payment on account of death, disability or the occurrence of an financial hardship, such payment must be deferred for a period of not less than five (5) years from the date such payment would have otherwise been made, and

iii.	Any election related to a payment at a specified time or pursuant to a fixed schedule may not be made less than twelve (12) months prior to the date of the first scheduled payment.

IN WITNESS WHEREOF, this Amendment is executed this 29th day of October, 2014.

MOLINA HEALTHCARE, INC.

By: /s/ Joseph M. Molina, M.D.
Joseph M. Molina, M.D.
Chief Executive Officer

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